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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 1997 Incentive Plan and the 2000 Employee Stock Purchase Plan of our report dated January 21, 2003 (except with respect to the matter discussed in Note 19 as to which the date is March 14, 2003), with respect to the consolidated financial statements of Sonus Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 14, 2003

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  Exhibit 23.1